221 Historic 25th Street, Ogden, Utah 84401  joshua@irvine-legal.com
 385-202-4463 (direct)
September 28, 2015
Security and Exchange Commission Division of Corporation Finance Washington, DC 20549
Re: Opinion re Legality and Consent pursuant to Form 1-A, Part III,
Item 17, Section 12
ralliBox, Inc. (Issuer); File No. 024-10467
To Whom It May Concern:
As legal counsel, and upon review of the Issuer s organizational documents specified herein, including the Issuer s compliance therewith, I provide the following opinion re legality pursuant to Form 1-A, Part III, Item 17, Section 12. For clarity, this opinion is limited solely to a review of (1) Exhibits A - D, inclusive, of the Issuer s Offering Circular, (2) Issuer corporate minutes and related resolutions to authorize this action and (3) relevant state laws for the state in which the Issuer is organized so as to provide this opinion, as follows:
1) The securities reflect shares that are legally authorized by Issuer to issue and are currently available as outstanding shares on the Issuer s capitalization table.
2) The securities are fully paid, non-assessable and are not debt-related securities.
I consent to the use of this opinion for any purpose necessary to finalize the Offering Circular, provided such use is limited to the factual statements and source documents outlined above.
Sincerely,
IRVINE LEGAL, LLC
Joshua Irvine, Esq.
cc: David Kneusel;
Kyle Mercer